Exhibit 10.2

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

This Amendment No. 3 to Employment Agreement (this “Amendment”) is entered into as of June 10, 2014, between DAVID I. CHEMEROW (“Executive”) and RENTRAK CORPORATION, an Oregon corporation (“Corporation”).

WHEREAS, Executive and Corporation are parties to an Amended and Restated Employment Agreement dated as of October 15, 2009, amended as of November 6, 2011 and October 1, 2013 (the “Agreement”);

WHEREAS, Executive and Corporation desire to enter into this Amendment in order to secure Executive’s services to the Corporation over a longer term of employment than is provided in the Agreement, and containing the additional terms set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other valuable consideration, the parties hereby agree as follows:

1. Term. Section 1.2 of the Agreement is amended to provide that the Term will expire on June 30, 2019.

2. Bonus. Section 2.2 of the Agreement is amended and restated in its entirety to read as follows:

“2.2 Bonus Compensation. For each fiscal year in the Term, beginning with the fiscal year ending March 31, 2015, Executive will be eligible for an annual bonus with a total maximum target amount of $400,000 payable in cash within 60 days following the end of each fiscal year, with $300,000 as a minimum target amount, and an additional $100,000 based on the achievement of performance measures approved by the Compensation Committee of the Board. The maximum target amount, and each of the components thereof, will be increased by 10 percent on each April 1 during the Term. The Compensation Committee, after receiving input from Executive, will determine the extent, if any, to which the applicable performance measures for a given period or fiscal year have been achieved in its sole discretion.”

3. Termination Without Cause or for Good Reason. Section 6.2 of the Agreement is amended by restating the second sentence thereof as follows:

“Executive will also be entitled to be paid, in a lump sum payable within 30 days following termination (i) (a) an amount equal to the sum of $400,000, plus an additional 10% of such amount for each April 1 that has occurred during the Term, plus (b) a prorated portion of the amount payable pursuant to the immediately preceding clause (a) prorated for the portion of the year from the last preceding June 10 until the date of termination, and (ii) an amount equal to Executive’s then-current base salary calculated for a full year plus the number of full months from the date of such termination until the next June 10.”

4. RSU Grant. On the date hereof, the Corporation will grant Executive a number of RSUs with a value equal to $9,375,000 based on today’s closing price of the Corporation’s common stock. The RSUs will vest over 10 years, with 1/10th of the original number of RSUs vesting on each anniversary of the grant date, subject to Executive’s continued employment or services through such date. In the event of a Change in Control (as defined in the Corporation’s 2011 Incentive Plan) that is a Company Transaction (as defined in the Corporation’s 2011 Incentive Plan) in which such RSUs are converted, assumed, substituted for or replaced by the Successor Company (as defined in the Corporation’s 2011 Incentive Plan), in the event that Executive’s employment or service relationship with the Successor Company should terminate (i) upon the Change in Control or (ii) subsequently within one year following such Change in Control, and such employment or service relationship is not terminated by the Successor Company for Cause (as defined in the Agreement) or by Executive voluntarily without Good Reason (as defined in the Agreement), then as of the date of such termination of service the RSUs shall automatically become fully vested and payable with respect to 100% of the remaining unvested portion. If Executive’s employment or service relationship is terminated by the Corporation other than for Cause (as defined in the Agreement) during the Term, or if the Agreement is not renewed or replaced at the end of the Term, then all unvested RSUs shall vest on the date of such termination or at the end of the Term, as the case may be. Except for the foregoing terms, the RSUs shall have additional terms as are provided in the Corporation’s 2011 Incentive Plan and standard form of RSU grant documents.

5. General. Except as specifically amended hereby, the Agreement shall continue in force and effect under its existing terms.

The parties have executed this Amendment as of the date stated above.

RENTRAK CORPORATION

/s/ David I. Chemerow	By:	/s/ William P. Livek
David I. Chemerow	Name:	William P. Livek
	Its:	Chief Executive Officer